Exhibit 99
News Release
First Midwest Bancorp, Inc.			First Midwest Bancorp One Pierce Place, Suite 1500 Itasca, Illinois 60143-9768 (630) 875-7450
FOR IMMEDIATE RELEASE		CONTACT:	Michael L. Scudder
EVP, Chief Financial Officer
TRADED:	Nasdaq		(630) 875-7283
SYMBOL:	FMBI		www.firstmidwest.com

FIRST MIDWEST CEO UNDERGOES SUCCESSFUL SURGICAL PROCEDURE

ITASCA, IL., MAY 11, 2006 - First Midwest Bancorp, Inc. (Nasdaq: FMBI) announced today that John M. O'Meara, its President and Chief Executive Officer, underwent a successful gastrointestinal surgical procedure on Tuesday, May 9. Following a brief hospitalization, Mr. O'Meara is planning a period of recuperation at home to rebuild his strength and stamina. Mr. O'Meara's prognosis is believed to be excellent and he is expected to return to the office upon completion of his recuperation in mid-summer.

During his recuperation, Mr. O'Meara will remain Chief Executive Officer of both First Midwest Bancorp and First Midwest Bank, and will continue to provide oversight and direction to the senior management team.

"I feel very comfortable with our high caliber management team" commented CEO O'Meara. "Our senior management team has an average tenure of over 25 years and I am confident that they will keep us on track to fully execute our 2006 Plan."

First Midwest is the premier relationship-based banking franchise in the growing Chicagoland banking market. As one of the Chicago metropolitan area's largest independent bank holding companies, First Midwest provides the full range of both business and retail banking and trust and investment management services through 101 offices located in 61 communities, primarily in metropolitan Chicago. First Midwest was the only bank named by Chicago magazine as one of the 25 best places to work in Chicago.

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